Exhibit 99.1

Psyence Announces Business Combination between Wholly Owned Subsidiary Psyence Biomed Corp. and Nasdaq listed Newcourt Acquisition Corp

Vancouver, British Columbia, January 09, 2023 – Psyence Group Inc. (CSE:PSYG | OTCQB: PSYGF), a life science biotechnology company pioneering the use of natural psilocybin in mental health and well-being (“Psyence”), and Newcourt Acquisition Corp (Nasdaq: NCAC), a special purpose acquisition company (“SPAC”) formed for the purpose of acquiring or merging with one or more businesses (“Newcourt” or the “Company”), today announced that Newcourt has entered into a definitive business combination agreement (the “Business Combination Agreement”) on January 9, 2023 with Psyence Biomed Corp (“Psyence Biomed”), a wholly owned subsidiary of Psyence, to create a public company (the “Combined Company”) leveraging natural psilocybin in the treatment of palliative care (the “Business Combination”). Psyence Biomed is Psyence’s clinical trial division.

If the Business Combination is completed, Psyence Group Inc, which will continue to be listed on the Canadian Securities Exchange (the “CSE”), would own a significant portion and have board control of the Combined Company. The Combined Company would be capitalized with a minimum of USD$20 million, have access to Nasdaq listed Newcourt shareholders, promoters and advisors. Psyence will also continue to own and operate its other divisions being Psyence Production and Psyence Function.

Psyence Biomed, also referred to as “Psyence Therapeutics”, is a division of Psyence, which is developing natural psilocybin medicinal formulations and treatment protocols for the treatment of adjustment disorder in patients with an incurable cancer diagnosis. The Business Combination is anticipated to conclude in the first half of 2023, with the Combined Company to go public.

The Business Combination is expected to be completed by Psyence Biomed acquiring the SPAC through the merger of the SPAC with a to-be-incorporated subsidiary of Psyence Biomed.  As a consequence of the Business Combination, the SPAC will become a wholly-owned subsidiary of Psyence Biomed, the SPAC shareholders will become shareholders of Psyence Biomed, and Psyence Biomed would complete filings to become a public company in the United States in which Psyence Group would retain a significant ownership stake. The actual level of Psyence Group ownership of Psyence Biomed upon conclusion of the Business Combination will depend on the ultimate size of the PIPE financing the SPAC intends to complete in conjunction with the Business Combination, the extent of redemptions by SPAC shareholders and the impact of such redemptions on the SPAC shareholder base (see “Key Transaction Terms” below). The resources are expected to provide the Combined Company with the capital to advance natural psilocybin (PEX010) into a Phase IIb clinical study to be conducted under an approved protocol in Australia as disclosed in the press release on January 9, 2023. The planned randomised double-blind study will evaluate the use of psilocybin assisted psychotherapy vs psychotherapy alone and will use FDA-recommended primary endpoints to test natural psilocybin (PEX010) in over 75 patients with adjustment disorder. The Business Combination will also enable the Combined Company to begin the planning phase for Phase III registrational studies. In addition, it will give the Combined Company the opportunity to explore different indications for natural psilocybin.

“This is an incredible moment for Psyence’s clinical trial’s division, Psyence Biomed. The funding from this transaction will enable us to execute our early-stage development program in palliative care,” said Dr. Neil Maresky, Chief Executive officer, of Psyence. “Our Phase 2b clinical study of natural psilocybin (PEX010) for treating adjustment disorder in patients who have incurable cancer will be the first trial of its kind to evaluate the safety and efficacy of a natural psilocybin in this indication.”

“We are incredibly excited to have entered into a business combination agreement with Psyence Biomed. The FDA’s designation of psilocybin as a “Breakthrough Therapy” is extremely encouraging and the large body of data that is being generated from recent psilocybin research and clinical trials serves to significantly enhance the company’s prospects of progressing successfully through its clinical trial. We believe that Psyence Biomed has a strong team lead by Dr. Maresky and that there will likely be very strong demand for its botanically based psilocybin treatments. We look forward to Psyence being able to bring these products to market in due course,” said Marc Balkin, Chief Executive Officer of Newcourt.

Key Transaction Terms

Upon the closing of the Business Combination, and assuming redemptions of shares by its public stockholders, Psyence Biomed would expect to receive a minimum of USD$20 million of cash held in trust. The Business Combination reflects a pre-money equity value of USD$50 million for Psyence Biomed.

In connection with the Business Combination, the parties intend to seek to secure additional financing via a private placement that, if obtained, would result in additional cash proceeds to the Combined Company in addition to the cash held in the trust account of Newcourt (less any redemptions).

Additional information about the Business Combination will be provided in a Current Report on Form 8-K to be filed by Newcourt with the Securities and Exchange Commission (the “SEC”) and will be available on the SEC’s website at www.sec.gov. In addition, a registration statement on Form F-4 (the “Registration Statement”) will be filed with the SEC, which will include a proxy statement / prospectus. Other documents regarding the proposed transaction will also be filed with the SEC.

Closing Conditions

The Business Combination is subject to a number of conditions to closing as specified in the Business Combination Agreement. These closing conditions include, among others: obtaining Newcourt shareholder approval, and, if necessary, Psyence shareholder approval of the Business Combination; the completion of regulatory review from the SEC and the CSE; the effectiveness of the Registration Statement; obtaining required consents or approvals; and the resignation of certain Newcourt’s directors and officers, and Newcourt having USD$20 million in its trust account after taking into account of the PIPE investment and redemptions, net of liabilities, upon closing of the Business Combination. The obligations of each of Newcourt, Psyence Biomed, and Psyence to consummate the Business Combination are also conditioned on, among other things, the accuracy of the representations and warranties as set forth by the other parties in the Business Combination Agreement (subject to certain materiality qualifications) and the performance by the other parties, in all material respects, of their obligations under the Business Combination Agreement required to be performed at or prior to the closing. In addition, consummation of the Business Combination is subject to the parties being satisfied with their due diligence of the other parties, any conditions that the CSE may impose, including, if required, Psyence shareholder approval, and is also predicated on the parties settling and executing a number of ancillary agreements, including an amended and restated Newcourt shareholder rights agreement, lock-up agreements with Newcourt SPAC Sponsor LLC (the “Sponsor”), a support agreement with the Sponsor, and a support agreement with certain Psyence shareholders.

Advisors

Bayline Capital Partners Inc. is acting as capital markets advisor to Psyence. WeirFoulds LLP is acting as Canadian legal advisor to Psyence. Morgan, Lewis & Bockius LLP is acting as U.S. legal advisor to Psyence. McDermott Will & Emery LLP is acting as U.S. legal advisor to Newcourt.

About Psyence Group, Inc.

Psyence is a life science biotechnology company listed on the Canadian Securities Exchange (CSE: PSYG) and quoted on the OTCQB (OTCQB: PSYGF), with a focus on natural psychedelics. The Psyence Biomed Division works with natural psilocybin products for the healing of psychological trauma and its mental health consequences in the context of palliative care. Our name “Psyence” combines the words psychedelic and science to affirm our commitment to producing psychedelic medicines developed through evidence-based research. Informed by nature and guided by science, we built and operate one of the world’s first federally licensed commercial psilocybin mushroom cultivation and production facilities in Southern Africa. Our team brings international experience in both business and science and includes experts in mycology, neurology, palliative care, and drug development. We work to develop advanced natural psilocybin products for clinical research and development. Our key divisions, Psyence Production, Psyence Therapeutics and Psyence Function, anchor an international collaboration, with operations in Canada, the United Kingdom, Southern Africa, and a presence in the United States and Australia.

Learn more at www.psyence.com and on Twitter, Instagram and LinkedIn.

About Newcourt

The Company is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The focus of the team is to identify digital financial services and financial technology (“fintech”) businesses with exposure to emerging markets. The management team is led by Dr. Michael Jordaan, Marc Balkin, and Daniel Rogers.

Additional Information about the Business Combination and Where to Find It

The Registration Statement will be filed with the SEC, which will include a preliminary proxy statement / prospectus with respect to the Business Combination. The definitive proxy statement / prospectus and other relevant documents will be mailed to shareholders of Newcourt as of a record date to be established for voting on the Business Combination. Shareholders of Newcourt and other interested persons are advised to read, when available, the preliminary proxy statement / prospectus, the definitive proxy statement/ prospectus and amendments thereto because these documents will contain important information about Newcourt, Psyence and the Business Combination. Shareholders will also be able to obtain copies of the Registration Statement and the proxy statement / prospectus, without charge, by directing a request to: Newcourt Acquisition Corp, 2201 Broadway, Suite 705, Oakland, CA 94612. These documents, once available, and Newcourt’s annual and other reports filed with the SEC can also be obtained, without charge, at the SEC’s internet site (http://www.sec.gov).

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Participants in the Solicitation

Newcourt, Psyence and their respective directors and executive officers, other members of management and employees may be considered participants in the solicitation of proxies with respect to the potential transaction described in this communication under the rules of the SEC. Information about the directors and executive officers of Newcourt is set forth in Newcourt’s filings with the SEC. Information regarding other persons who may, under the rules of the SEC, be deemed participants in the solicitation of the shareholders in connection with the potential transaction and a description of their interests will be set forth in the Registration Statement when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

No Offer or Solicitation

This press release is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed business combination or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. The proposed business combination will be implemented solely pursuant to the Business Combination Agreement, to be filed by Newcourt on the Current Report on Form 8-K, which contains the full terms and conditions of the proposed business combination.

PSYENCE GROUP

Neil Maresky CEO

neil@psyence.com

1-416-477-1708

Katherine Murphy
ir@psyence.com
Media Inquiries: media@psyence.com
General Information: info@psyence.com

NEWCOURT

Marc Balkin

Balkinmarc@balkinand.co

Dan Rogers

dan@fintechforce.com

Forward-Looking Statements

Certain statements in this news release related to Newcourt, Psyence, and Psyence Biomed are forward-looking statements and are prospective in nature. Forward-looking statements are not based on historical facts, but rather on current expectations and projections about future events and are therefore subject to risks and uncertainties which could cause actual results to differ materially from the future results expressed or implied by the forward-looking statements. These statements generally can be identified by the use of forward-looking words such as “may”, “should”, “could”, “intend”, “estimate”, “plan”, “anticipate”, “expect”, “believe”, “will”, “enable”, “begin”, “explore”, “execute”, “give” or “continue”, or the negative thereof or similar variations. Forward-looking statements in this news release include statements regarding the future success of the partnership between Newcourt and Psyence, and the Combined Company's ability to deliver its intended drug product to patients. These forward-looking statements are based on a number of assumptions, including the assumptions that the Combined Company will obtain all such regulatory and other approvals as may be required to pursue its clinical trials on the drug product referred to in the news release, the results of such clinical trials will be positive, and Psyence Biomed will be able to commercialize Filament’s natural psilocybin drug candidate, PEX010 (25 mg). There are numerous risks and uncertainties that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, among others: the inability to complete the Business Combination; the inability to recognize the anticipated benefits of the proposed Business Combination; demand for the Combined Company’s securities being less than anticipated; fluctuations in the price of Newcourt’s common shares, and Newcourt not raising the amount expected, or any funds at all, and that Newcourt shareholder redemptions will be such that it will not have the minimum required cash in trust at closing. Actual results and future events could differ materially from those anticipated in such information. Nothing in this communication should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. Except as required by law, Newcourt and Psyence do not intend to update these forward-looking statements.

Newcourt makes no medical, treatment or health benefit claims about the Combined Company’s proposed products. The efficacy of psilocybin, psilocybin analogues, or other psychedelic compounds or nutraceutical products remains the subject of ongoing research. There is no assurance that the use of psilocybin, psilocybin analogues, or other psychedelic compounds or nutraceuticals can diagnose, treat, cure or prevent any disease or condition. Vigorous scientific research and clinical trials are needed. Psyence Biomed has not conducted clinical trials for the use of its proposed products. Any references to quality, consistency, efficacy, and safety of potential products do not imply that Psyence Biomed or the Combined Company verified such in clinical trials or that the Combined Company will complete such trials. If the Combined Company cannot obtain the approvals or research necessary to commercialize its business, it may have a material adverse effect on the Combined Company’s performance and operations.